Exhibit 4.15

DESCRIPTION OF THE SERIES A PREFERRED STOCK
The following is a summary of the material terms of the Series A Preferred Stock (as defined below) as contained in the Series A Certificate of Designations (as defined below). The following summary is not complete and is subject to, and qualified in its entirety by, the full text of the Series A Certificate of Designations that is attached as Exhibit 3.3 to this Annual Report on Form 10-K and incorporated by reference herein.

Generally
On November 7, 2019, we filed with the Secretary of State of the State of Delaware the Certificate of Designation (the “Series A Certificate of Designations”) creating the 5.75% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and establishing the preferences, rights, and limitations of the Series A Preferred Stock. On November 7, 2019, we issued 300,000 shares of our Series A Preferred Stock.

Ranking
The Series A Preferred Stock ranks on a parity with our Series B Preferred Stock (as defined below), and senior, with respect to dividend and distribution rights and rights upon our liquidation, dissolution, or winding up, to the common stock, and each other class or series of capital stock we may issue in the future the terms of which do not expressly provide that it ranks on parity with or senior to the Series A Preferred Stock as to dividend and distribution rights and rights upon our liquidation, dissolution, or winding-up (the common stock and such other capital stock, “Junior Securities”). If we voluntarily or involuntarily liquidate, dissolve or wind up, then, subject to the rights of any indebtedness or senior-ranking securities, the holders of each share of Series A Preferred Stock are entitled to receive liquidating distributions in an amount equal to the $1,000 per share, plus an amount equal to all accrued and unpaid dividends on such share to, and including, the date of such liquidation, out of assets legally available for distribution to our stockholders, before any distribution of assets is made to the holders of the common stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, holders of the Series A Preferred Stock are not entitled to any further participation in any distribution of our assets and will not have a right or claim to any of our remaining assets.

Dividends
Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends, payable quarterly on the $1,000 per share liquidation preference of the Series A Preferred Stock, at a rate of 5.75% per annum, when, as and if declared by our board of directors out of assets legally available for the payment of such dividends. Dividends on the Series A Preferred Stock are payable in arrears on January 15, April 15, July 15 and October 15 of each year.

Liquidation
In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each share of Series A Preferred Stock at the time shall be entitled to receive liquidating distributions in an amount equal to $1,000 per share of Series A Preferred Stock, plus an amount equal to all accrued and unpaid dividends on such share to, and including, the date of such liquidation, out of assets legally available for distribution to our stockholders, before any distribution of assets is made to the holders of common stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, us.

In the event our assets available for distribution to stockholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and amounts payable on any parity securities, holders of the Series A Preferred Stock and the holders of such parity securities shall share ratably in any distribution of our assets in proportion to their full respective liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise be respectively entitled.

Our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business will not constitute our liquidation, dissolution or winding up.

Conversion Rights
Holders of the Series A Preferred Stock generally have the right to convert their Series A Preferred Stock into shares of common stock (together with cash in lieu of any fractional share). The initial conversion rate is 40.0000 shares of common stock per share of Series A Preferred Stock, which represents a conversion price of $25.00 per share. The conversion rate and conversion price are subject to adjustment upon the occurrence of certain events. If a “Make-Whole Fundamental Change” (as defined in the Series A Certificate of Designations) occurs, then the conversion rate applicable to shares of Series A Preferred Stock converted in connection with such make-whole fundamental change may be increased in certain circumstances.

Optional Redemption
On or after October 15, 2024, we have the right to redeem the Series A Preferred Stock, in whole and not in part, for cash. In addition, we have the right to redeem the Series A Preferred Stock, in whole and not in part, in certain circumstances relating to a business combination transaction pursuant to which we are acquired for cash before October 15, 2024. In connection with any redemption, the redemption price will equal $1,000 per share of Series A Preferred Stock to be redeemed, plus accrued and unpaid dividends.

Repurchase Upon Fundamental Change
Upon the occurrence of certain change-of-control or delisting events that constitute a “Fundamental Change” under the Series A Certificate of Designations, we are required, to the extent we are legally able to do so, and subject to certain limitations, to offer to repurchase the Series A Preferred Stock for cash at a repurchase price equal to $1,000 per share of Series A Preferred Stock to be repurchased, plus accrued and unpaid dividends.

No Sinking Fund Obligations
The Series A Preferred Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Series A Preferred Stock other than to the extent set forth in the sections “—Optional Redemption” and “—Repurchase Upon Fundamental Change”.

Voting Rights
The holders of Series A Preferred Stock will be entitled to vote with the holders of common stock as a single class on an as-converted basis. So long as any shares of Series A Preferred Stock are outstanding, the consent of holders of at least two-thirds of the outstanding Series A

Preferred Stock (in certain circumstances, voting together with the holders of any other preferred stock (including the Series B Preferred Stock) having similar voting rights) will be required for the following events, subject to certain limitations: (1) the amendment of our certificate of incorporation or the Series A Certificate of Designations to authorize or create, or increase the authorized amount of, any shares of any class or series of our capital stock that ranks on parity with or senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of us; (2) any amendment, alteration or repeal of any provision of our certificate of incorporation or the Series A Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; and (3) certain binding share exchanges or reclassifications involving the Series A Preferred Stock, or certain mergers or consolidations of ours with another entity (unless, in the case of this clause (3), either (x) the Series A Preferred Stock remains outstanding following the relevant transaction or is exchanged for substantially similar preference securities of the surviving entity or (y) in the case of certain business combination transactions occurring before October 15, 2024, we call the Series A Preferred Stock for redemption).

In addition, if dividends on any shares of Series A Preferred Stock are declared and paid, on a cumulative basis, for the equivalent of four or more dividend periods, whether or not consecutive (a “Series A Nonpayment Event”), then, subject to certain limitations, the size of our board of directors will automatically be increased by two and the holders of Series A Preferred Stock (in certain cases, voting together with the holders of any other series of preferred stock (including the Series B Preferred Stock) having similar voting rights) will be entitled to vote for the election of the two additional directors (the “Preferred Stock Directors”). However, it will be a qualification for the election for any such Preferred Stock Director that the election of such director will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may then be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. If and when all accrued and unpaid dividends in respect of all prior completed dividend periods have been paid in full, or declared and a sum sufficient for such payment has have been set aside, on the Series A Preferred Stock (and any other series of preferred stock (including the Series B Preferred Stock) having similar voting rights) for two consecutive dividend periods after the relevant Series A Nonpayment Event, then the term of the Preferred Stock Directors will immediately end and the holders of the Series A Preferred Shares will immediately be divested of the foregoing voting rights, until and unless a subsequent Series A Nonpayment Event occurs. If a Series A Nonpayment Event occurs and the Preferred Stock Directors are unable to take office because doing so would cause the size of our board of directors to exceed limitations set forth in our Certificate of Incorporation, then the dividend rate on the Series A Preferred Stock will be increased to 7.75% per annum until the earlier of (x) the time when the Preferred Stock Directors take office; and (y) all accrued and unpaid dividends in respect of all prior completed dividend periods have been paid in full, or declared and a sum sufficient for such payment has have been set aside, on the Series A Preferred Stock (and any other series of preferred stock (including the Series B Preferred Stock) having similar voting rights) for two consecutive dividend periods after such Series A Nonpayment Event.

DESCRIPTION OF THE SERIES B PREFERRED STOCK
The following is a summary of the material terms of the Series B Preferred Stock (as defined below) as contained in the Series B Certificate of Designations (as defined below). The following summary is not complete and is subject to, and qualified in its entirety by, the full text of the Series B Certificate of Designations that is attached as Exhibit 3.4 to this Annual Report on Form 10-K and incorporated by reference herein.

Generally
On March 7, 2022, we filed with the Secretary of State of the State of Delaware the Certificate of Designation (the “Series B Certificate of Designations”) creating the 4.75% Series B Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and establishing the preferences, rights, and limitations of the Series A Preferred Stock. On March 8, 2022, we issued 300,000 shares of our Series B Preferred Stock.

Ranking
The Series B Preferred Stock ranks on a parity with our Series A Preferred Stock, and senior, with respect to dividend and distribution rights and rights upon our liquidation, dissolution or winding up, to the common stock, and each other class or series of capital stock we may issue in the future the terms of which do not expressly provide that it ranks on parity with or senior to the Series B Preferred Stock as to dividend and distribution rights and rights upon our liquidation, dissolution or winding-up. If we voluntarily or involuntarily liquidate, dissolve or wind up, then, subject to the rights of any indebtedness or senior-ranking securities, the holders of each share of Series B Preferred Stock are entitled to receive liquidating distributions in an amount equal to the $1,000 per share, plus all accrued and unpaid dividends on such share to, and including, the date of such liquidation, out of assets legally available for distribution to our stockholders, before any distribution of assets is made to the holders of the common stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, holders of the Series B Preferred Stock are not entitled to any further participation in any distribution of our assets and will not have a right or claim to any of our remaining assets.

Dividends
Holders of Series B Preferred Stock are entitled to receive cumulative cash dividends, payable quarterly on the $1,000 per share liquidation preference of the Series B Preferred Stock, at a rate of 4.75% per annum, when, as and if declared by our board of directors out of assets legally available for the payment of such dividends. Dividends on the Series B Preferred Stock are payable in arrears on January 15, April 15, July 15 and October 15 of each year.

Liquidation
In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each share of Series B Preferred Stock at the time shall be entitled to receive liquidating distributions in an amount equal to $1,000 per share of Series B Preferred Stock, plus an amount equal to all accrued and unpaid dividends on such share to, and including, the date of such liquidation, out of assets legally available for distribution to our stockholders, before any distribution of assets is made to the holders of common stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the holders of the Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, us.

In the event our assets available for distribution to stockholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and amounts payable on any parity securities, holders of the Series B Preferred Stock and the holders of such parity securities shall share ratably in any distribution of our assets in proportion to their full respective liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise be respectively entitled.

Our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business will not constitute our liquidation, dissolution or winding up.

Optional Redemption
At any time, we have the right, at our option, to redeem the Series B Preferred Stock, in whole or in part, for cash. In connection with any redemption, the redemption price will equal $1,000 per share of Series B Preferred Stock to be redeemed, plus accrued and unpaid dividends.

Redemption Upon Fundamental Change
If we execute and deliver an agreement whose performance would result in a change-of-control event that constitutes a “Fundamental Change” under the Series B Certificate of Designations, we will, to the extent we have funds legally available to do so, and subject to certain limitations, be required to redeem the Series B Preferred Stock for cash at a redemption price equal to $1,000 per share of Series B Preferred Stock to be repurchased, plus accrued and unpaid dividends.

No Sinking Fund Obligations
Subject to the “—Extinguishment of Series B Stock in Connection with Warrant Exercise” section below, the Series B Preferred Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Series B Preferred Stock other than to the extent set forth in the sections “—Optional Redemption” and “—Redemption Upon Fundamental Change”.

Extinguishment of Series B Preferred Stock in Connection with Warrant Exercises
At any time that a holder of Warrants (as defined below) exercises such Warrants in accordance with the Warrant Agreement (as defined below), such holder will have the right, at its option, to require us to extinguish a number of shares of Series B Preferred Stock held by such holder, valued at a price equal to $1,000 per share of Series B Preferred Stock to be extinguished, plus accrued and unpaid dividends (the “Setoff Price”), that is no greater than the aggregate exercise price for such exercised Warrants. Pursuant to the Warrant Agreement, the Setoff Price for the Series B Preferred Stock to be extinguished will be applied to reduce (in whole or in part) the amount payable in respect of the aggregate exercise price for such exercised Warrants. Upon such holder’s exercise of the foregoing extinguishment right with respect to any shares of Series B Preferred Stock, we will extinguish and cancel such shares of Series B Preferred Stock.

Voting Rights
The holders of Series B Preferred Stock will be entitled to vote with the holders of common stock as a single class only to the extent such holders are the holders of Warrants in accordance with the Warrant Agreement, assuming, for these purposes, that such holders owned the shares of common stock that would be issuable upon a non-cashless exercise of their Warrants. So long as any shares of Series B Preferred Stock are outstanding, the consent of holders of at least two-thirds of the outstanding Series B Preferred Stock (in certain circumstances, voting together with the holder of any other preferred stock (including the Series A Preferred Stock) having similar voting rights) will be required for the following events, subject to certain limitations: (1) the amendment of our certificate of incorporation or the Series B Certificate of Designations to authorize or create, or increase the authorized amount of, any shares of any class or series of our capital stock that ranks on parity with or senior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of us; (2) any amendment, alteration or repeal of any provision of our certificate of incorporation or the Series B Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock; and (3) certain binding share exchanges or reclassifications involving the Series B Preferred Stock, or certain mergers or consolidations of ours with another entity (unless, in the case of this clause (3), either (x) the Series B Preferred Stock remains outstanding following the relevant transaction or is exchanged for substantially similar preference securities of the surviving entity or (y) such exchange, reclassification, merger or consolidation would constitute a “Fundamental Change” under the Series B Certificate of Designations where we are required to redeem all outstanding shares of Series B Preferred Stock).

In addition, if dividends on any shares of Series B Preferred Stock are declared and paid, on a cumulative basis, for the equivalent of four or more dividend periods, whether or not consecutive (a “Series B Nonpayment Event”), then, subject to certain limitations, the size of our board of directors will automatically be increased by two and the holders of Series B Preferred Stock (in certain cases, voting together with the holders of any other series of preferred stock (including the Series A Preferred Stock) having similar voting rights) will be entitled to vote for the election of the two additional directors. However, it will be a condition for the election for any such Preferred Stock Director that the election of such director will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may then be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. If and when all accrued and unpaid dividends in respect of all prior completed dividend periods have been paid in full, or declared and a sum sufficient for such payment has been set aside, on the Series B Preferred Stock (and any other series of preferred stock (including the Series A Preferred Stock) having similar voting rights) for two consecutive dividend periods after the relevant Series B Nonpayment Event, then the term of the Preferred Stock Directors will immediately end and the holders of the Series B Preferred Stock will immediately be divested of the foregoing voting rights, until and unless a subsequent Series B Nonpayment Event occurs. If a Series B Nonpayment Event occurs and the Preferred Stock Directors are unable to take office because doing so would cause the size of our board of directors to exceed limitations set forth in our Certificate of Incorporation, then the dividend rate on the Series B Preferred Stock will be increased to 6.75% per annum until the earlier of (x) the time when the Preferred Stock Directors take office; and (y) all accrued and unpaid dividends in respect of all prior completed dividend periods have been paid in full, or declared and a sum sufficient for such payment has have been set aside, on the Series B Preferred Stock (and any other series of preferred stock (including the Series A Preferred Stock) having similar voting rights) for two consecutive dividend periods after such Series B Nonpayment Event.

DESCRIPTION OF THE WARRANTS
The following is a summary of the material terms of the Warrants (as defined below) and the Warrant Agreement (as defined below). The following summary is not complete and is subject to, and qualified in its entirety by, the full text of the form of Warrant Agreement together with the form of Warrant attached thereto, a copy of which is attached as Exhibit 4.13 to this Annual Report on Form 10-K and incorporated by reference herein.

Generally
On March 8, 2022, we issued 13,043,478 warrants (the “Warrants”) to purchase shares of our common stock. The terms of the Warrants are set forth in the Warrant Agreement, dated March 8, 2022, entered into by and among us and the initial purchasers of the Warrants. As of the date of this Annual Report on Form 10-K, all of the Warrants are issued and outstanding.

Exercise of Warrants
Each Warrant is initially exercisable for one (1) share of common stock at an exercise price per Warrant of $23.00. Warrants may be exercised by the holder thereof on or before March 8, 2029.

Holders of the Warrants may exercise the Warrants by (i) paying the exercise price (x) in cash or (y) by the extinguishment shares of Series B Preferred Stock held by such Warrant holder in accordance with the Series B Certificate of Designations (and, if applicable, cash representing the excess, if any, of the aggregate exercise price and the Setoff Price); or (ii) cashless exercise (but only if no shares of Series B Preferred Stock initially issued remain outstanding). Upon the exercise of any Warrant, we will settle such exercise by delivering the requisite number of shares of common stock, together with cash in lieu of fractional shares, if any.

The exercise price and number of shares of common stock for which each Warrant is exercisable is subject to adjustment pursuant to customary anti-dilution adjustment provisions.

Transfer Restrictions
The Warrants were initially registered in the names of the initial purchasers of such Warrants. Holders of the Warrants are not able to transfer, pledge or otherwise dispose of any Warrant or any beneficial or other interest therein to another person who is not a permitted transferee under the Warrant Agreement without our prior written consent.